Filed Pursuant to Rule 424(b)(5)
Registration No. 333-140651

The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement is not an offer to sell the securities, nor a solicitation to buy these securities, in any jurisdiction where the offering is not permitted.

Subject to completion, dated February 13, 2007

Prospectus supplement to prospectus dated February 13, 2007

$

$                     % Senior Notes due                     , 2012

$                     % Senior Notes due                     , 2017

This is an offering of an aggregate of $                    % Senior Notes due                     , 2012, which we refer to as the “2012 Notes” and an aggregate of $                    % Senior Notes due                     , 2017, which we refer to as the “2017 Notes”. We refer to the 2012 Notes and the 2017 Notes together as the “notes”.

We will pay interest on the notes on                      and                      of each year beginning                     , 2007. The 2012 Notes will bear interest at a rate of         % per year and will mature on                     , 2012. The 2017 Notes will bear interest at a rate of         % per year and will mature on                     , 2017. We may redeem any of the notes at any time by paying the greater of the principal amount of the notes or a “make-whole” amount, plus, in each case, accrued interest.

For a more detailed description of the notes, See “ Description of the Notes” beginning on page S-6 of this prospectus supplement.

The underwriter proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. The underwriter has agreed to purchase the 2012 Notes from us at         % of their principal amount ($                     of proceeds to us before deducting estimated expenses from the sale of the 2012 Notes) and the 2017 Notes at     % of their principal amount ($         of the proceeds to us before deducting estimated expenses from the sale of the 2017 Notes), subject to the terms and conditions in the underwriting agreement between the underwriter and us.

Delivery of the notes will be made in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”), on or about February     , 2007, against payment therefor in immediately available funds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan

February     , 2007.

We have not, and the underwriters have not, authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their respective covers. When we deliver this prospectus supplement and the accompanying prospectus or make a sale pursuant to this prospectus supplement and the accompanying prospectus, we are not implying that the information is current as of the date of the delivery or sale.

About this prospectus supplement

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” in this prospectus supplement.

Unless otherwise indicated, all references in this prospectus supplement to “we,” “us,” “our” or “Costco” refer to Costco Wholesale Corporation and its consolidated subsidiaries.

Prospectus supplement summary

This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. As a result, it is not complete and does not contain all of the information that may be important to you or that you should consider when making an investment decision with respect to the notes. You should read the following summary in conjunction with the more detailed information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference, before making a decision to invest in the notes.

Costco Wholesale Corporation

Costco operates membership warehouses based on the concept that offering members low prices on a limited selection of nationally branded and selected private label products in a wide range of merchandise categories will produce high sales volumes and rapid inventory turnover. This rapid inventory turnover, when combined with the operating efficiencies achieved by volume purchasing, efficient distribution and reduced handling of merchandise in no-frills, self-service warehouse facilities, enables Costco to operate profitably at significantly lower gross margins than traditional wholesalers, discount retailers and supermarkets.

At February 8, 2007, Costco operated 504 warehouse clubs: 371 in the United States (in 38 states and Puerto Rico); 70 in Canada (in nine Canadian provinces); 19 in the United Kingdom; five in Korea; four in Taiwan; five in Japan; and 30 in Mexico through a joint venture.

Our principal executive office is located at 999 Lake Drive, Issaquah, Washington 98027 and our telephone number is (425) 313-8100.

The offering

The following is a summary of the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of the notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Costco Wholesale Corporation, a Washington corporation.

Notes Offered

$             aggregate principal amount of our         % Senior Notes due                     , 2012 (the “2012 Notes”) and $             aggregate principal amount of our         % Senior Notes due                     , 2017 (the “2017 Notes” and together with the 2012 Notes, the “notes”).

2012 Notes

Issue Price	The underwriter proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

Maturity	The notes will mature on , 2012.

Interest	Interest on the notes will accrue from the date of their issuance at the rate of % per annum.

Interest Payment Dates	Interest on the notes is payable semi-annually in arrears on and of each year. The first interest payment on the notes will be made on , 2007.

2017 Notes

Issue Price	The underwriter proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale.

Maturity	The notes will mature on , 2017.

Interest	Interest on the notes will accrue from the date of their issuance at the rate of % per annum.

Interest Payment Dates	Interest on the notes is payable semi-annually in arrears on and of each year. The first interest payment on the notes will be made on , 2007.

The Notes

Ranking

The notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness. See the section of this prospectus supplement entitled “Description of the notes”.

Optional Redemption

We may at our option redeem the notes, at any time, in whole or in part, at “make-whole” redemption prices as described in the section of this prospectus supplement entitled “Description of the notes—Optional redemption”.

Repurchase Upon a Change in Control

Upon the occurrence of a Change of Control Triggering Event, we will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase.

Further Issuances

We reserve the right, from time to time, without the consent of the holders of the notes, to issue additional notes of the same series on terms and conditions substantially identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Pro Forma Ratio of Earnings to Fixed Charges	After giving effect to the proceeds of this offering, the pro forma ratio of earnings to fixed charges would have been for fiscal year 2006 and for the quarter ended November 26, 2006.

Trustee	U.S. Bank National Association.

Governing Law	The indenture and the notes will be governed by the laws of the State of New York.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $            , after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use up to $300,000,000 of the net proceeds of this offering to repay at maturity our 5 1/2% Senior Notes due March 15, 2007, and the balance of the net proceeds for general corporate purposes, including to purchase common stock pursuant to our existing share repurchase authorization, subject to market conditions.

Description of the notes

We are offering $             aggregate principal amount of our         % Senior Notes due                     , 2012 and $             aggregate principal amount of our         % Senior Notes due                     , 2017. The 2012 Notes and 2017 Notes will each constitute a series of senior debt securities described in the accompanying prospectus. This description supplements, and to the extent inconsistent therewith, replaces the descriptions of the general terms and provisions contained in “Description of Debt Securities” in the accompanying prospectus.

Each series of notes will be issued under a supplemental indenture amending and supplementing the first supplemental indenture dated as of March 20, 2002, by and between us and U.S. Bank National Association, as trustee (as so amended and supplemented, the “indenture”). We urge you to read the indenture because it, not the summaries below and in the accompanying prospectus, defines your rights. You may obtain a copy of the indenture from us without charge. See the section entitled “Where You Can Find Additional Information” in the accompanying prospectus.

The 2012 Notes

The 2012 Notes will mature on                     , 2012, and will bear interest at         % per annum from                     , 2007, or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears to holders of record at the close of business on the                      and                      immediately preceding the interest payment date on                      and                      of each year, commencing                     , 2007.

If any interest payment date, date of redemption or the maturity date of any of the 2012 Notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The 2017 Notes

The 2017 Notes will mature on                     , 2017, and will bear interest at         % per annum from                     , 2007, or from the most recent date to which interest has been paid or provided for, payable semi-annually in arrears to holders of record at the close of business on the                      and                      immediately preceding the interest payment date on                      and                      of each year, commencing                     , 2007.

If any interest payment date, date of redemption or the maturity date of any of the 2017 Notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

General

The notes do not contain any sinking fund provisions.

The notes will be issued only in registered form without coupons, in denominations of $1,000 or integral multiples of $1,000 thereof. No service charge will be made for any registration of transfer or any exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith.

The notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness. See “Description of Debt Securities” in the accompanying prospectus for a description of the rights under our debt securities, including the notes, under the indenture. At November 26, 2006, we had approximately $515 million of senior unsecured indebtedness outstanding. In addition to the notes, we may issue other series of debt securities under the indenture. There is no limit on the total aggregate principal amount of debt securities that we can issue under the indenture.

We could enter into various transactions that could increase the amount of our outstanding indebtedness, or adversely affect our capital structure or credit ratings, or otherwise adversely affect holders of the notes. The indenture governing the notes does not generally prevent us from entering into a variety of acquisition, refinancing, recapitalization or other highly leveraged transactions. As a result, we could enter into any transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit ratings or otherwise adversely affect the holders of the notes.

We are obligated to purchase debt securities upon a change in control

In the event of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described below, you will have the right, at your option, subject to the terms and conditions of the indenture to require us to purchase for cash any or all of your notes in integral multiples of $1,000 original principal amount. We will purchase the notes at a price equal to 101% of the principal amount of the notes to be purchased plus accrued and unpaid interest to, but excluding, the change in control purchase date, if any (the “Change of Control Payment”).

Within 15 days following any Change of Control Triggering Event, we must mail a written notice to the trustee and every holder of notes describing the transaction or transactions that constitute the Change of Control Triggering Event. The notice must also be published at least once in an authorized newspaper, as defined in the indenture, and must state:

•	the events causing the Change of Control Triggering Event and the date of the Change of Control Triggering Event;

•	the date by which notice of the Change of Control Triggering Event is required by the indenture to be given;

•

the date, which will be no earlier than 30 days and no later than 60 days after the date notice of the occurrence of the Change of Control Triggering Event is mailed, by which we must purchase the notes we are obligated to purchase pursuant to the selling holder’s exercise of rights on Change of Control (the “Change of Control Payment Date”);

•	the price we must pay for the notes we are obligated to purchase;

•	the name and address of the trustee;

•	the procedure for surrendering notes to the trustee or other designated office or agency for payment;

•	a statement of our obligation to make prompt payment on proper surrender of the notes;

•	the procedure for holders’ exercise of rights of sale of the notes; and

•	the procedures by which a holder may withdraw such a tender after it is given.

On the Change of Control Payment Date, we will be obligated, to the extent lawful, to:

•	accept for payment all notes or portions of notes properly tendered;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.

We will not purchase any notes if there has occurred and is continuing at the payment date an event of default under the indenture, other than default in payment of the purchase price payable for the notes upon a Change of Control Triggering Event. In connection with any purchase of notes after a Change of Control Triggering Event, we will comply with all federal and state securities laws, including, specifically, Rule 13e-4, if applicable, under the Securities Exchange Act of 1934, and any related Schedule 13E-4 required to be submitted under that rule.

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies (as defined below) on any date from the date of the public notice of an arrangement that would if consummated result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control.

“Change of Control” means the occurrence of any of the following: (1) any event requiring the filing of any report under or in response to Schedule 13D or 14D-1 pursuant to the Securities Exchange Act of 1934 disclosing beneficial ownership of either 50% or more of our common stock then outstanding or 50% or more of the voting power of our voting stock then outstanding; (2) the completion of any sale, transfer, lease, or conveyance of our properties and assets substantially as an entirety to any person or persons that is not our subsidiary, as those terms are defined in each indenture; (3) the completion of a consolidation or merger of Costco with or into any other person or entity in a transaction in which either we are not the sole surviving corporation or our common stock existing before the transaction is converted into cash, securities or other property and in which those exchanging our common stock do not, as a result of the transaction, receive either 75% or more of the survivor’s common stock or 75% or more of the voting power of the survivor’s voting stock or (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date of the supplemental indenture creating the notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

Additional notes

We may, without the consent of the holders of the notes, create and issue additional notes ranking equally with either series of notes in all respects, including having the same CUSIP number of such series, so that such additional notes shall be consolidated and form a single series with such notes and shall have the same terms as to status or otherwise as such notes. No additional notes may be issued if an event of default has occurred and is continuing with respect to such series of notes.

Optional redemption

We may, at our option, at any time and from time to time redeem all or any portion of the notes on not less than 30 nor more than 60 days’ prior notice mailed to the holders of such notes to be redeemed. The notes will be redeemable at a redemption price, plus accrued interest to the date of redemption, equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for such redemption (except that, if such redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months). The discount rate for the 2012 Notes will be the Treasury Rate plus          basis points and the discount rate for the 2017 Notes will be the Treasury Rate plus          basis points.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes of the relevant series. “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Notes” or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (b) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Quotations obtained.

“Reference Treasury Dealer” means J.P. Morgan Securities Inc., or its successor, and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by us, except that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we are required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding such redemption date.

On and after any redemption date, interest will cease to accrue on the notes called for redemption. Prior to any redemption date, we are required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If we are redeeming less than all the notes of a series, the trustee under the indenture must select the notes to be redeemed by such method as the trustee deems fair and appropriate in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances.

Book-entry system

Upon issuance, each series of notes will be represented by one or more fully registered global certificates, each of which we refer to as a global security. Each such global security will be deposited with, or on behalf of, the Depository Trust Company or DTC, and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for notes in definitive form, no global security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintains as a participant in DTC.

A description of DTC’s procedures with respect to the global securities is set forth in the section “Book-Entry Securities” in the accompanying prospectus.

Underwriting

We are selling the entire principal amount of the notes to J.P. Morgan Securities Inc. (the “underwriter”) pursuant to an underwriting agreement dated February     , 2007.

Under the terms and conditions of the underwriting agreement, if the underwriter takes any of the notes, then it is obligated to take and pay for all of the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. The underwriter has advised us that it intends to make a market in the notes, but it has no obligation to do so. The underwriter may discontinue market making at any time without providing any notice. We cannot give any assurance as to the liquidity of any trading market in the notes.

The underwriter proposes to offer the notes from time to time for sale in negotiated transactions, or otherwise, at varying prices to be determined at the time of each sale. In connection with the sale of the notes, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriter may be required to make in respect of such liabilities.

In connection with the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may overallot in connection with the offering of the notes, creating a short position in the notes for its own account. In addition, the underwriter may bid for, and purchase, notes in the open market to cover short positions or to stabilize the price of the notes. Finally, the underwriter may reclaim selling concessions allowed for distributing the notes in the offering, if the underwriter repurchases previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in any of these activities and may end any of these activities at any time.

We estimate that we will spend approximately $2,000,000 for printing, ratings agency, trustee and legal fees, and other expenses related to this offering.

In the ordinary course of their respective businesses, the underwriter and its affiliates engage in, and may in the future engage in, commercial banking and/or investment banking transactions and/or advisory services with us and our affiliates.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of notes to the public in that Member State:

•	at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above, the expression an “offer of notes to the public” in relation to any notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

Legal matters

The validity of the notes will be passed upon for us by Heller Ehrman LLP, Seattle, Washington, and for the underwriters by Latham & Watkins LLP, Los Angeles, California.

PROSPECTUS

Debt Securities

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. This means:

•	we may sell debt securities from time to time;

•	we will provide a prospectus supplement each time we issue the securities; and

•	the prospectus supplement will provide specific information about the terms of that issuance and also may add, update or change information contained in this prospectus.

We will provide the specific terms of these securities in supplements to this prospectus. You should carefully read this prospectus and the applicable prospectus supplement before you invest.

The securities may be sold directly to investors, through agents designated from time to time or to or through underwriters or dealers. See “Plan of Distribution.” If any underwriters are involved in the sale of any securities in respect of which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in the applicable prospectus supplement. The net proceeds we expect to receive from such sale also will be set forth in the applicable prospectus supplement.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February 13, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we have filed with the Securities Exchange Commission (the “SEC”). By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find Additional Information.”

This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find Additional Information.”

We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

References in this prospectus to Costco, the Company, we, us and our are to Costco Wholesale Corporation (together with its subsidiaries) unless the context otherwise provides.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports and other information with the SEC. Such reports and other information filed by us are available free of charge through our website, http://www.costco.com, and may be inspected and copied at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents by mail from the SEC reference room at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These reports and other information are also filed by us electronically with the SEC and are available at the SEC’s website, www.sec.gov.

The indentures pursuant to which the debt securities will be issued require us to file reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Quarterly and annual reports will be made available upon request of holders of the debt securities, which annual reports will contain financial information that has been examined and reported upon by, with an opinion expressed by, an independent registered public accountant.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we sell all of the securities:

•	Our Annual Report to Shareholders on Form 10-K for the fiscal year ended September 3, 2006;

•	Our Quarterly Report on Form 10-Q for the quarter ended November 26, 2006;

•	Current Reports on Form 8-K dated November 6, November 24, 2006, and February 2, 2007; and Items 5.02 and 8.01 from Form 8-K dated December 14, 2006; and

•	The description of our capital stock contained in Form 8-A, and any amendment or report filed for the purpose of updating this description.

You may obtain a copy of these filings at no cost by writing or telephoning us at 999 Lake Drive, Issaquah, Washington 98027, telephone (425) 313-8256, attention Investor Relations Department.

You should rely only on the information contained or incorporated by reference in this prospectus, any supplemental prospectus or any pricing supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date on the front of the document.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, and other matters. Statements in this prospectus, including those incorporated by reference, that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words, such as “expects,” “anticipates,” “intends,” “plans,” “believes, “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could,” or “may.”

Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The factors are generally described in our most recent Form 10-K and Form 10-Q under the caption “Risk Factors.”

THE COMPANY

Costco operates membership warehouses based on the concept that offering members low prices on a limited selection of nationally branded and selected private label products in a wide range of merchandise categories will produce high sales volumes and rapid inventory turnover. This rapid inventory turnover, when combined with the operating efficiencies achieved by volume purchasing, efficient distribution and reduced handling of merchandise in no-frills, self-service warehouse facilities, enables Costco to operate profitably at significantly lower gross margins than traditional wholesalers, discount retailers and supermarkets.

At February 8, 2007, Costco operated 504 warehouse clubs: 371 in the United States (in 38 states and Puerto Rico); 70 in Canada (in nine Canadian provinces); 19 in the United Kingdom; five in Korea; four in Taiwan; five in Japan; and 30 in Mexico through a joint venture.

Our principal executive office is located at 999 Lake Drive, Issaquah, Washington 98027 and our telephone number is (425) 313-8100.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we will use the net proceeds from the sale of the securities for general corporate purposes. Examples of general corporate purposes include additions to working capital, repayment of existing debt, repurchase of common stock, and warehouse expansions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated.

Fiscal Year Ended (1)					Twelve Weeks Ended November 26, 2006
September 1, 2002	August 31, 2003	August 29, 2004	August 28, 2005	September 3, 2006
16.67	16.49	18.74	18.21	25.82	23.94

(1)	Fiscal 2006 consisted of 53 weeks.

For purposes of this ratio, earnings consist of income before income taxes plus fixed charges, excluding capitalized interest. Fixed charges consist of interest and debt expense, capitalized interest and one-third of rental expense, which we believe is a reasonable approximation of the interest factor of such rental expense.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth the material terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement (the “Offered Debt Securities”) and the extent, if any, to which such general provisions may apply to the Offered Debt Securities, will be described in the prospectus supplement relating to such Offered Debt Securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description.

The debt securities will be our general obligations. Debt securities will be issued under the First Supplemental Senior Indenture dated as of March 20, 2002 between Costco Wholesale Corporation and U.S. Bank National Association, as trustee.

We have summarized selected provisions of the indentures below. The indenture has been filed as an exhibit to the registration statement filed with the SEC and you should read the indentures for provisions that may be important to you. Accordingly, the following summary is qualified in its entirety by reference to the provisions of the indentures. Unless otherwise specified, capitalized terms used in this summary have the meanings specified in the indentures.

General

The indenture does not limit the aggregate principal amount of debt securities which may be issued under the indentures and provide that debt securities may be issued from time to time in one or more series. The indenture does not limit the amount of other indebtedness or debt securities, other than certain secured indebtedness as described below, which may be issued by us or our subsidiaries.

Unless otherwise provided in a prospectus supplement, the debt securities will be our unsecured obligations. The debt securities will rank equally with all other unsecured and unsubordinated indebtedness of ours.

The debt securities may be issued in fully registered form without coupons (“registered securities”) or in the form of one or more global securities (each a “Global Security”). Registered securities that are book-entry securities will be issued as registered Global Securities. Unless otherwise provided in the prospectus supplement, the debt securities will be only registered securities. The debt securities will be issued, unless otherwise provided in the prospectus supplement, in denominations of $1,000 or an integral multiple thereof for registered securities.

The prospectus supplement relating to the particular debt securities offered thereby will describe the following terms of the Offered Debt Securities:

(1)	the title of the Offered Debt Securities;

(2)	the percentage of principal amount at which the Offered Debt Securities will be issued;

(3)	any limit on the aggregate principal amount of the Offered Debt Securities;

(4)	the date or dates on which the Offered Debt Securities will mature and the amount or amounts of any installment of principal payable on such dates;

(5)	the rate or rates (which may be fixed or variable) per year at which the Offered Debt Securities will bear interest, if any, or the method of determining such rate or rates and the date or dates from which such interest, if any, will accrue;

(6)	the date or dates on which interest, if any, on the Offered Debt Securities will be payable and the regular record dates for such payment dates;

(7)	the terms of any sinking fund and the obligation, if any, of ours to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions;

(8)	the portion of the principal amount of Offered Debt Securities that is payable upon declaration of acceleration of the maturity of the Offered Debt Securities;

(9)	whether the Offered Debt Securities will be issued in registered form without coupons, including temporary and definitive global form, and the circumstances, if any, upon which such Offered Debt Securities may be exchanged for Offered Debt Securities issued in a different form;

(10)	whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Securities and, if so, the identity of the depositary for such Global Security or Securities;

(11)	whether and under what circumstances we will pay additional amounts to any holder of Offered Debt Securities who is not a United States person in respect of any tax, assessment or other governmental charge required to be withheld or deducted and, if so, whether we will have the option to redeem rather than pay any additional amounts;

(12)	the place or places, if any, in addition to or instead of the corporate trust office of the trustee, where the principal, premium and interest with respect to the Offered Debt Securities shall be payable;

(13)	if the amount of principal, premium or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

(14)	any authenticating or paying agent, transfer agent or registrar;

(15)	the applicability of, and any addition to or change in, the covenants and definitions then set forth in the indenture or in the terms then set forth in the indenture relating to permitted consolidations, mergers, or sales of assets; and

(16)	certain other terms, including our ability to satisfy and discharge our obligations under an indenture with respect to the Offered Debt Securities.

No service charge will be made for any transfer or exchange of the debt securities except for any tax or other governmental charge.

Debt securities of a single series may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be issued at or above par or with an original issue discount, and may otherwise vary, all as provided in the indentures. The prospectus supplement for any debt securities issued above par or with an original issue discount will state any applicable material federal income tax consequences and other special considerations.

Exchange, Registration and Transfer

Registered securities (other than book-entry securities) of any series of Offered Debt Securities will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

Debt securities may be presented for exchange as provided above, and registered securities (other than book-entry securities) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose with respect to any series of debt securities and referred to in the prospectus supplement. No service charge will be charged for the transfer, but any tax or other governmental charge must be paid. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a transfer agent in each Place of Payment for such series. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption in part, we will not be required to:

•

issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on, if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part.

For a discussion of restrictions on the exchange, registration and transfer of Global Securities, see “Global Securities.”

Payment and Paying Agents

Unless otherwise provided in the prospectus supplement, payment of principal of (and premium, if any) and interest, if any, on registered securities will be made in U.S. dollars at the office of such Paying Agent or Paying Agents as we may designate from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register. Unless otherwise provided in a prospectus supplement, payment of any installment of interest on registered securities will be made to the Person in whose name such registered security is registered at the close of business on the Regular Record Date for such interest.

Unless otherwise provided in a prospectus supplement, the Corporate Trust Office of the trustee will be designated as our sole Paying Agent for payments with respect to Offered Debt Securities that are issuable solely as registered securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by us for the Offered Debt Securities will be named in a prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if debt securities of a series are issuable solely as registered securities, we will be required to maintain a Paying Agent in each Place of Payment for such series.

All moneys paid by us to a Paying Agent for the payment of principal of (and premium, if any) or interest, if any, on any debt security or coupon that remain unclaimed at the end of two years after such principal, premium or interest shall have become due and payable will be repaid to us and the holder of such debt security or coupon will thereafter look only to us for payment thereof.

Global Securities

The debt securities of a series may be issued in whole or in part as one or more Global Securities that will be deposited with, or on behalf of, a depositary located in the United States (a “U.S. Depositary”) or a common depositary located outside the United States (a “Common Depositary”) identified in the prospectus supplement relating to such series. Global Securities will be issued in registered form, in either temporary or definitive form.

The specific terms of the depositary arrangement with respect to any debt securities of a series will be described in the Prospectus Supplement relating to such series. We anticipate that the following provisions will apply to all depositary arrangements with a U.S. Depositary or Common Depositary.

Book-Entry Securities

Unless otherwise specified in a prospectus supplement, debt securities which are to be represented by a Global Security to be deposited with or on behalf of a U.S. Depositary will be represented by a Global Security registered in the name of such depositary or its nominee. Upon the issuance of a Global Security in registered form, the U.S. Depositary for such Global Security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by such Global Security to the accounts of institutions that have accounts with such depositary or its nominee (“participants”). The accounts to be credited shall be designated by the underwriters or agents of such debt securities or by us, if such debt securities are offered and sold directly by us. Ownership of beneficial interests in such Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in such Global Securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by the U.S. Depositary or its nominee for such Global Security or by participants or persons that hold through participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

So long as the U.S. Depositary for a Global Security in registered form, or its nominee, is the registered owner of such Global Security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such Global Security for all purposes under the indenture governing such debt securities. Except as set forth below, owners of beneficial interests in such Global Securities will not be entitled to have debt securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the indenture.

Payment of principal of (and premium, if any) and interest, if any, on debt securities registered in the name of or held by a U.S. Depositary or its nominee will be made to the U.S. Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Security representing such debt securities. We nor any trustee or Paying Agent, or the Security Registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the U.S. Depositary for debt securities of a series, upon receipt of any payment of principal of (and premium, if any) or interest on permanent Global Securities, will credit participants’ accounts on the date such payment is payable in accordance with their respective beneficial interests in the principal amount of such Global Securities as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Unless and until it is exchanged in whole for debt securities in definitive form, a Global Security may not be transferred except as a whole by the U.S. Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. If a U.S. Depositary for debt securities in registered form is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within ninety days, we will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In addition, we may at any time and in our sole discretion determine not to have any debt securities in registered form represented by one or more Global Securities and, in such event, will issue debt securities in definitive registered form in exchange for the Global Security or Securities representing such debt securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of debt securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such debt securities registered in the name of the owner of such beneficial interest.

Absence of Restrictive Covenants

We are not restricted by the indenture from paying dividends or from incurring, assuming or becoming liable for any type of debt or other obligations or from creating liens on our property for any purpose. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. The indenture does not contain provisions which afford holders of the debt securities protection in the event of a highly leveraged transaction involving us.

Merger and Consolidation

The indenture provides that we, without the consent of the holders of any of the outstanding debt securities, may consolidate with or merge into any other corporation or transfer or lease our properties and assets substantially as an entirety to any Person or may permit any corporation to merge into us, provided that:

•	the successor is a corporation organized under the laws of any domestic jurisdiction;

•	the successor, if other than us, assumes our obligations under the indenture and the debt securities issued thereunder;

•

immediately after giving effect to such transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

•	certain other conditions are met.

The indenture provides that, upon any consolidation or merger or transfer or lease of our properties and assets of substantially as an entirety in accordance with the preceding paragraph, the successor corporation formed by such consolidation or into which we are merged or to which such transfer or lease is made shall be substituted for us with the same effect as if such successor corporation had been named as us. Thereafter, we shall be relieved of the performance and observance of all obligations and covenants of such indenture and the debt securities, including but not limited to the obligation to make payment of the principal of (and premium, if any) and interest, if any, on all the debt securities then outstanding, and we may thereupon or any time thereafter be liquidated and dissolved.

Satisfaction and Discharge

Unless a prospectus supplement provides otherwise, we will be discharged from our obligations under the outstanding debt securities of a series upon satisfaction of the following conditions:

•

we have irrevocably deposited with the trustee either money, or U.S. Government Obligations together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, or a combination of which (in the written opinion of independent public accountants delivered to the trustee), will be sufficient to pay and discharge the entire principal of (and premium, if any), and interest, if any, to Stated Maturity or any redemption date on, the outstanding debt securities of such series;

•	we have paid or caused to be paid all other sums payable with respect to the outstanding debt securities of such series;

•	the trustee has received an Officers’ Certificate and an Opinion of Counsel each stating that all conditions precedent have been complied with; or

•

the trustee has received (a) a ruling directed to us and the trustee from the United States Internal Revenue Service to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of our option to discharge our obligations under the indenture with respect to such series and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and discharge had not occurred or (b) an opinion of tax counsel to the same effect as the ruling described in clause (a) above and based upon a change in law.

Upon such discharge, we will be deemed to have satisfied all the obligations under the indenture, except for obligations with respect to registration of transfer and exchange of the debt securities of such series, and the rights of the holders to receive from deposited funds payment of the principal of (and premium, if any) and interest, if any, on the debt securities of such series.

Modification of the Indenture

The indenture provides that we and the trustee thereunder may, without the consent of any holders of debt securities, enter into supplemental indentures for the purposes, among other things, of adding to our covenants, adding any additional Events of Default, establishing the form or terms of debt securities or curing ambiguities or inconsistencies in such indenture or making other provisions; provided such action shall not adversely affect the interests of the holders of any series of debt securities in any material respect.

The indenture contains provisions permitting us, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series (acting as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such indenture or modifying the rights of the holders of the debt securities of such series, except that no such supplemental indenture may, without the consent of the holders of all the outstanding debt securities affected thereby, among other things:

(1)	change the maturity of the principal of, or any installment of principal of or interest on, any of the debt securities;

(2)	reduce the principal amount thereof (or any premium thereon) or the rate of interest, if any, thereon;

(3)	reduce the amount of the principal of Original Issue Discount Securities payable on any acceleration of maturity;

(4)	change our obligation to maintain an office or agency in the places and for the purposes required by such indenture;

(5)	impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date;

(6)	reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such indenture; or

(7)	with certain exceptions, to modify the provisions for the waiver of certain defaults and any of the foregoing provisions.

Events of Default

An Event of Default in respect of any series of debt securities (unless it is either inapplicable to a particular series or has been modified or deleted with respect to any particular series) is defined in each indenture to be:

•	failure to pay interest on such series of debt securities for 30 days after payment is due;

•	failure to pay the principal of (or premium, if any) on such series of debt securities when due;

•

failure to perform any other covenant in the indenture that applies to such series of debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture;

•

an event of default under any mortgage, indenture (including the indenture) or other instrument under which any debt of Costco Wholesale Corporation or Consolidated Subsidiary shall be outstanding which default shall have resulted in the acceleration of such debt in excess of $25,000,000 in aggregate principal amount and such acceleration shall not have been rescinded or such debt discharged within a period of 30 days after notice;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default provided for in such series of debt securities.

“Consolidated Subsidiary” is defined in the indenture as every Subsidiary which does not transact any substantial portion of its business or regularly maintain any substantial portion of its operating assets outside the United States or Canada other than (i) a Subsidiary acquired or organized after the date of this Indenture which, prior to the date of acquisition or organization, shall have been classified by resolution of the Board of Directors or Executive Committee of the Board of Directors of the Company as an Unconsolidated Subsidiary unless and until the Board of Directors or Executive Committee of the Board of Directors of the Company shall by resolution reclassify such Subsidiary as a Consolidated Subsidiary; and (ii) any Subsidiary of an Unconsolidated Subsidiary; provided, however, that an Unconsolidated Subsidiary shall not be a successor, directly or indirectly, to any Consolidated Subsidiary.

If an Event of Default shall have happened and be continuing, either the trustee thereunder or the holders of not less than 25% in principal amount of the outstanding debt securities of such series may declare the principal of all of the outstanding notes to be immediately due and payable.

The indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee thereunder, or exercising any trust or power conferred on such trustee, with respect to the debt securities of such series; provided that:

•	such direction shall not be in conflict with any rule of law or with the indenture;

•	the trustee may take any other action deemed proper that is not inconsistent with such direction; and

•	the trustee shall not determine that the action so directed would be unjustly prejudicial to the holders of debt securities of such series not taking part in such direction.

The indenture provides that the holders of not less than a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the outstanding debt securities of such series waive any past default under such indenture with respect to such series and its consequences, except a default (1) in the payment of the principal of (or premium, if any) or interest, if any, on any of the debt securities of such series or (2) in respect of a covenant or provision of such indenture which, under the terms of such indenture, cannot be modified or amended without the consent of the holders of all of the outstanding debt securities of such series affected thereby.

The indenture contains provisions entitling the trustee thereunder, subject to the duty of the trustee during an Event of Default in respect of any series of debt securities to act with the required standard of care, to be indemnified by the holders of the debt securities of such series before proceeding to exercise any right or power under such indenture at the request of the holders of the debt securities of such series.

The indenture provides that the trustee will, within 90 days after the occurrence of a default in respect of any series of debt securities, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of an Event of Default regarding the performance of any covenant of ours under such indenture other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any of the debt securities of such series. The term default for the purpose of this provision only means any event that is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the debt securities of such series.

We will be required to furnish annually to the trustee a certificate as to compliance with all conditions and covenants under the indenture.

Notices

Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the Security Register.

Title

We, the appropriate Trustee and any agent of ours or such Trustee may treat the registered owner of any registered security (including registered securities in global registered form) as the absolute owner thereof (whether or not such Debt Security or coupon shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Governing Law

New York law will govern the indentures and the debt securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby: (i) directly to purchasers, (ii) through agents, (iii) through dealers, (iv) through underwriters, or (v) through a combination of any such methods of sale.

The distribution of the securities may be effected from time to time in one or more transactions either (i) at a fixed price or prices, which may be changed, (ii) at market prices prevailing at the time of sale, (iii) at prices related to such prevailing market prices, or (iv) at negotiated prices.

Offers to purchase the securities may be solicited directly by us or by agents designated by us from time to time. Any such agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the debt securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement relating to the offering of the securities. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell the securities to the dealer, as principal. The dealer, which may be deemed to be an underwriter as that term is defined in the Securities Act, may then resell the securities to the public at varying prices to be determined by such dealer at the time of resale. Dealer trading may take place in certain of the securities, including securities not listed on any securities exchange.

If an underwriter or underwriters are utilized in the sale, we will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The obligations of underwriters to purchase securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities of a series if any are purchased.

Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make in respect thereof. Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange, and any underwriters or dealers will not be obligated to make a market in securities. We cannot predict the activity or liquidity of any trading in the securities.

LEGAL MATTERS

The legality of the securities offered by this prospectus will be passed upon by Heller Ehrman LLP, Seattle, Washington.

EXPERTS

The consolidated financial statements of the Company as of September 3, 2006 and August 28, 2005 and for each of the years in the three-year period ended September 3, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of September 3, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the September 3, 2006 consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, effective August 29, 2005, the beginning of the Company’s fiscal year ended September 3, 2006.